Exhibit 99.1
PRESS RELEASE
October 27, 2004
                              For Further information contact:
                              David M. Bradley
                              Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES EARNINGS FOR THIRD QUARTER ENDED SEPTEMBER 30, 2004

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $0.87 diluted earnings per share for the quarter ended September 30, 2004, compared to diluted earnings per share of $0.90 for the quarter ended September 30, 2003. The Company's net income was $1,392,000 for the quarter ended September 30, 2004, as compared to $1,494,000 for the quarter ended September 30, 2003. Net income decreased primarily due to a decrease in noninterest income, offset in part by an increase in net interest income and a decrease in income tax expense. (See below.) The Company earned $2.51 diluted earnings per share for the nine months ended September 30, 2004, compared to diluted earnings per shares of $2.69 for the nine months ended September 30, 2003. The Company's net income was $4.1 million for the nine months ended September 30, 2004, as compared to $4.5 million for the nine months ended September, 30, 2003. Net income decreased primarily due to an increase in operating expenses and a decrease in noninterest income, offset in part by a decrease in income tax expense and an increase in net interest income. (See below.)

Total assets at September 30, 2004 were $453.4 million as compared to $424.0 million at December 31, 2003. The increase in assets consisted primarily of an increase in loans. Loans increased by $33.0 million, or 9.1%, to $396.0 million at September 30, 2004 from $363.0 million at December 31, 2003. At September 30, 2004, net loans consisted of $176.8 million of one-to-four family loans, $88.8 million of commercial real estate loans, $76.0 million of multifamily real estate loans, and $54.4 million of consumer loans. The increase in net loans consisted of an increase of $19.7 million in commercial real estate loans, an increase of $6.5 million in multifamily real estate loans, an increase of $5.4 million in one-to-four family loans and an increase of $1.4 million in consumer loans. The increase in loans was due primarily to the origination of one-to-four family loans, multifamily loans, and commercial real estate loans, the purchase of commercial and multifamily real estate loans, and the origination of second mortgage loans. These originations and purchases were offset in part by payments, loan prepayments and sales of loans.

Deposits increased $21.9 million, or 7.7%, to $305.9 million at September 30, 2004 from $284.0 million at December 31, 2003. The increase in deposits is due primarily to increases in deposits at the Clive, Iowa and Ankeny, Iowa offices, which opened at their permanent locations in March, 2004 and February, 2003, respectively. Other borrowed funds increased $8.0 million, or 8.4%, to $103.0 million at September 30, 2004 from $95.0 million at December 31, 2003. The increase in the deposits and borrowed funds was used to fund loans.

Nonperforming assets were 0.47% of total assets as of September 30, 2004 compared to 0.49% of total assets as of December 31, 2003. The allowance for loan losses was $3.2 million, or 0.80% of total loans, at September 30, 2004, compared to $3.2 million, or 0.86% of total loans, at December 31, 2003.

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The net interest spread of 2.94% for the quarter ended September 30, 2004 represented a decrease from the net interest spread of 3.01% for the quarter ended September 30, 2003. The net interest margin of 3.16% for the quarter ended September 30, 2004 represented a decrease from the net interest margin of 3.25% for the quarter ended September 30, 2003. Net interest income for the quarter ended September 30, 2004 increased to $3,397,000, compared to net interest income of $3,287,000 for the quarter ended September 30, 2003. The increase is attributable to higher average balances of interest earning assets offset by the decrease in the net interest spread.

The net interest spread of 2.96% for the nine months ended September 30, 2004 represented a decrease from the net interest spread of 3.05% for the nine months ended September 30, 2003. The net interest margin of 3.20% for the nine months ended September 30, 2004 represented a decrease from the net interest margin of 3.30% for the nine months ended September 30, 2003. Net interest income for the nine months ended September 30, 2004 was $10,039,000, compared to net interest income of $9,938,000 for the nine months ended September 30, 2003. The increase is attributable to higher average balances of interest earning assets offset by the decrease in the net interest spread.

The Company's provision for loan losses was $75,000 for the quarters ended both September 30, 2004 and 2003. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

The Company's noninterest income was $1,505,000 and $1,763,000 for the three months ended September 30, 2004 and 2003, respectively. The decrease in noninterest income was due in part to decreases in mortgage banking income, abstract fees (due to a decrease in mortgage refinancing), and loan prepayment fees, offset in part by increases in fees associated with checking accounts, including overdraft fees, increases in loan servicing income, and an increase in revenues from the sale of annuities.

The Company's noninterest income was $4,569,000 and $4,855,000 for the nine months ended September 30, 2004 and 2003, respectively. The decrease in noninterest income was due in part to decreases in mortgage banking income and abstract fees (due to a decrease in mortgage refinancing), offset in part by increases in fees associated with checking accounts, including overdraft fees, increases in loan servicing income, increases in revenues from the sale of annuities, increases in rent income due to the opening of a second multifamily apartment building in March, 2003, increases in foreclosed real estate income, and increases in insurance sales.

The Company's noninterest expense was $2,795,000 and $2,760,000 for the three months ended September 30, 2004 and 2003, respectively.

The Company's noninterest expense was $8.4 million and $8.0 million for the nine months ended September 30, 2004 and 2003, respectively. The increase in noninterest expense was due in part to expenses associated with the Bank's offices in Ankeny and Clive, Iowa, normal salary increases and other personnel related costs, an increase in costs


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associated with checking accounts, an increase in apartment operating costs due to the opening of a second multifamily apartment building in March, 2003 and a general increase in other noninterest expenses.

The Company's provision for income taxes was $640,000 and $721,000 for the three months ended September 30, 2004 and 2003, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes.

The Company's provision for income taxes was $1.9 million and $2.1 million for the nine months ended September 30, 2004 and 2003, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes and an increase in recurring low income federal tax credit, offset in part by a one time low-income housing Iowa income tax credit with an effect on net income of approximately $110,000 that was recorded in 2003.

Stockholders' equity was $41.5 million at September 30, 2004, compared to $41.6 million at December 31, 2003. Stockholders' equity decreased by $93,000 primarily due to stock repurchases, declared dividends and increases in the accumulated other comprehensive losses, offset in part by earnings and the exercise of stock options. Book value, or stockholders' equity per share, at September 30, 2004 was $26.82 compared to $25.92 at December 31, 2003. The ratio of stockholders' equity to total assets was 9.2% at September 30, 2004, as compared to 9.8% at December 31, 2003.

All stockholders of record on September 15, 2004, received a quarterly cash dividend of $0.25 per share on October 6, 2004. The Company has 1,547,280 shares of common stock outstanding, as of October 25, 2004.

During the quarter ended September 30, 2004, the Company repurchased a total of 36,450 shares or approximately 2.3% of its outstanding shares of common stock at prevailing market prices averaging $37.50 per share. Since its formation in 1996, the Company has invested a total of $51.4 million in the repurchase of 2,713,722 shares of its outstanding stock.

The Company serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)   September 30, 2004    December 31, 2003
Assets                                                     ------------------    -----------------
   Cash and cash equivalents                                  $    9,362           $   10,019
   Securities available-for-sale                                  24,117               26,952
   Loans (net of allowance of loan loss of $3,231
      and $3,165, respectively)                                  396,036              362,959
    Goodwill                                                       4,971                4,971
    Other assets                                                  18,964               19,108
                                                              ----------           ----------

     Total Assets                                             $  453,450           $  424,009
                                                              ==========           ==========
Liabilities
   Deposits                                                   $  305,867           $  283,964
   Other borrowed funds                                          102,981               95,005
   Other liabilities                                               3,104                3,448
                                                              ----------           ----------
      Total Liabilities                                          411,952              382,417

Stockholders' Equity                                              41,498               41,592
                                                              ----------           ----------

   Total Liabilities and Stockholders' Equity                 $  453,450           $  424,009
                                                              ==========           ==========

Stockholders' equity to total assets                                9.15%                9.81%
                                                              ==========           ==========

Book value per share                                          $    26.82           $    25.92
                                                              ==========           ==========

Total shares outstanding                                       1,547,280            1,604,780
                                                              ==========           ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                                  For the Three Months                 For the Nine Months
                                                                  Ended September 30,                   Ended September 30,
                                                                2004                2003               2004              2003
                                                          --------------------------------------------------------------------
 Interest income                                          $     6,255         $     6,342        $    18,518       $    19,310
 Interest expense                                               2,858               3,055              8,479             9,372
                                                          -----------         -----------        -----------       -----------
     Net interest income                                        3,397               3,287             10,039             9,938
 Provision for loan loss                                           75                  75                185               195
                                                          -----------         -----------        -----------       -----------
     Net interest income after provision for loan loss          3,322               3,212              9,854             9,743
 Noninterest income                                             1,505               1,763              4,569             4,855
 Noninterest expense                                            2,795               2,760              8,411             7,972
                                                          -----------         -----------        -----------       -----------
     Income before income taxes                                 2,032               2,215              6,012             6,626
 Income taxes                                                     640                 721              1,923             2,102
                                                          -----------         -----------        -----------       -----------
     Net income                                           $     1,392         $     1,494        $     4,089       $     4,524
                                                          ===========         ===========        ===========       ===========

 Basic earnings per share                                 $      0.90         $     0.95         $      2.62       $      2.86
                                                          ===========         ==========         ===========       ===========
 Diluted earnings per share                               $      0.87         $     0.90         $      2.51       $      2.69
                                                          ===========         ==========         ===========       ===========

                                                        For the Three Months         For the Nine Months
Selected Financial Ratios                                Ended September 30,         Ended September 30,

                                                           2004         2003         2004          2003
                                                        ------------------------------------------------
Performance ratios
    Net interest spread                                    2.94%        3.01%         2.96%        3.05%
    Net interest margin                                    3.16%        3.25%         3.20%        3.30%
    Return on average assets                               1.23%        1.39%         1.23%        1.42%
    Return on average equity                              13.40%       14.83%        13.10%       15.29%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)            57.03%       54.65%        57.58%       53.89%